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As filed with the Securities and Exchange Commission on December 19, 2006

Registration No. 333-139423

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-4
Amendment No. 1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

iSTAR FINANCIAL INC.
(Exact name of Registrant as specified in its charter)

MARYLAND (State or other jurisdiction of incorporation or organization)	6798 (Primary Standard Industrial Classification Code Number)	95-6881527 (I.R.S. Employer Identification Number)

1114 Avenue of the Americas, 27th Floor
New York, New York 10036
(212) 930-9400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Jay Sugarman
Chief Executive Officer
1114 Avenue of the Americas, 27th Floor
New York, New York 10036
(212) 930-9400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kathleen L. Werner, Esq.
Clifford Chance US LLP
200 Park Avenue
New York, New York 10166
(212) 878-8000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective and all other conditions to the exchange offer pursuant to the registration rights agreement described in the enclosed prospectus have been satisfied or waived.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

        The purpose of filing this Amendment No. 1 to the Registration Statement is solely for the purpose to file certain exhibits to the Registration Statement as set forth below in Item 36(b) of Part II.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification Of Directors And Officers.

        As permitted by the General Corporation Law of the State of Maryland ("MGCL"), our Amended and Restated Charter ("Charter") provides that an officer, director, employee or agent of our company is entitled to be indemnified for the expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him by reason of any action, suit or proceeding brought against him by virtue of his acting as such officer, director, employee or agent, provided he acted in good faith or in a manner he reasonably believed to be in or not opposed to the best interests of our company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that in any action or suit by or in the right of our company that person shall be indemnified only for the expenses actually and reasonably incurred by him and, if that person shall have been adjudged to be liable for negligence or misconduct, he shall not be indemnified unless and only to the extent that a court of appropriate jurisdiction shall determine that such indemnification is fair and reasonable.

Item 21. Exhibits And Financial Statement Schedules.

1.1*	Purchase Agreement, dated September 13, 2006, by and among iStar Financial Inc. (the "Company"), Barclays Capital, Bear, Stearns & Co. Inc., and Deutsche Bank Securities Inc., (the "Initial Purchasers").
4.1*	Indenture, dated as of September 22, 2006, by and among the Company and U.S. Bank Trust National Association (the "Trustee"), including Form of 5.95% Series A Senior Notes due 2013 (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2006).
4.2*	Registration Rights Agreement, dated as of September 22, 2006, by and among the Company and the Initial Purchasers.
4.3*	Indenture dated as of September 18, 2006, by and among the Company and the Trustee, including Form of Series A Senior Floating Rate Notes due 2013 (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2006).
4.4*	Registration Rights Agreement, dated as of September 18, 2006, by and among the Company and the Initial Purchasers.
5.1*	Opinion of Clifford Chance US LLP.
8.1*	Opinion of Clifford Chance US LLP as to tax matters.
12.1*	Computation of Ratio of Earnings to fixed charges and Earnings to fixed charges and preferred stock dividends.
21.1*	List of subsidiaries (Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2005.)
23.1*	Consent of Clifford Chance US LLP (Contained in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (Included on signature page).
25.1	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of U.S. Bank Trust National Association, as trustee.
99.5*	Form of Letter of Transmittal.
99.6*	Form of Notice of Guaranteed Delivery.
99.7*	Form of Exchange Agent Agreement.

*
Previously filed.

Item 22. Undertaking.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (a)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (b)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (c)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (5)
  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), (11) or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (6)
  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it becomes effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the undersigned registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on December 19, 2006.

ISTAR FINANCIAL INC.
By:	/s/ JAY SUGARMAN Name: Jay Sugarman Title: Chairman of the Board and Chief Executive Officer

        Pursuant to the requirement of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ JAY SUGARMAN Jay Sugarman	Chairman of the Board and Chief Executive Officer (principal executive officer)	December 19, 2006
/s/ CATHERINE D. RICE Catherine D. Rice	Chief Financial Officer and Director (principal financial and accounting officer)	December 19, 2006
* Willis Andersen, Jr.	Director	December 19, 2006
* Glenn R. August	Director	December 19, 2006
* Robert W. Holman, Jr.	Director	December 19, 2006
* Robin Josephs	Director	December 19, 2006
* John G. McDonald	Director	December 19, 2006
* George R. Puskar	Director	December 19, 2006
* Jeffrey A. Weber	Director	December 19, 2006
*	/s/ JAY SUGARMAN Jay Sugarman Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Purchase Agreement, dated September 13, 2006, by and among iStar Financial Inc. (the "Company"), Barclays Capital, Bear, Stearns & Co. Inc., and Deutsche Bank Securities Inc., (the "Initial Purchasers").
4.1*
Indenture, dated as of September 22, 2006, by and among the Company and U.S. Bank Trust National Association (the "Trustee"), including Form of 5.95% Series A Senior Notes due 2013 (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2006).
4.2*	Registration Rights Agreement, dated as of September 22, 2006, by and among the Company and the Initial Purchasers.
4.3*
Indenture dated as of September 18, 2006, by and among the Company and the Trustee, including Form of Series A Senior Floating Rate Notes due 2013 (Incorporated by reference to the Quarterly Report on Form 10-Q for the period ended September 30, 2006).
4.4*	Registration Rights Agreement, dated as of September 18, 2006, by and among the Company and the Initial Purchasers.
5.1*	Opinion of Clifford Chance US LLP.
8.1*	Opinion of Clifford Chance US LLP regarding tax matters.
12.1*	Computation of Ratio of Earnings to fixed charges and Earnings to fixed charges and preferred stock dividends.
21.1*	List of subsidiaries (Incorporated by reference to the Annual Report on Form 10-K for the year ended December 31, 2005.)
23.1*	Consent of Clifford Chance US LLP (Contained in Exhibit 5.1).
23.2*	Consent of PricewaterhouseCoopers LLP.
24.1*	Power of Attorney (Included on signature page).
25.1	Form T-1 Statement of Eligibility and Qualification, under the Trust Indenture Act of 1939, of U.S. Bank Trust National Association, as trustee.
99.5*	Form of Letter of Transmittal.
99.6*	Form of Notice of Guaranteed Delivery.
99.7*	Form of Exchange Agent Agreement.

*
Previously filed.

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PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
EXHIBIT INDEX